Exhibit 10.2.2

BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard, Suite 500
Los Angeles, CA 90036

October 16, 2014

Gapstow Financial Growth Capital Fund I LP

c/o Gapstow Capital Partners

654 Madison Avenue, Suite 601

New York, NY 10065

Re:          Investor Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of capital stock of Broadway Financial Corporation, a Delaware corporation (the “Company”), the parent company of Broadway Federal Bank, f.s.b. (the “Bank”), Gapstow Financial Growth Capital Fund I LP, a Delaware limited partnership (the “Investor”), shall be entitled to the following contractual rights, in addition to any other rights specifically provided to the Investor pursuant to that certain Subscription Agreement, dated as of the date hereof, by and between the Company and the Investor, including any amendments or supplements thereto, and such other agreements, instruments and certificates delivered in connection therewith (collectively, the “Subscription Documents”):

1.             Right to Designate Board Member.  As long as the Investor (together with its affiliates) (as such term is defined under the Bank Holding Company Act, as amended, 12 U.S.C. 1841 (the “BHCA Act”)) (“Affiliates”) beneficially owns at least 4.0% of the total capital stock of the Company, and subject to any required approvals or non-objections of the Board of Governors of the Federal Reserve System (whether acting directly or through the Federal Reserve Bank of San Francisco in such reserve bank’s regulatory capacity), the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and/or any other regulatory body having jurisdiction over the Company or the Bank (collectively, the “Regulators”), the Company shall use its reasonable best efforts to cause one person nominated by the Investor to be elected to serve on the Board of Directors of the Company, and any direct or indirect subsidiary thereof, including the Bank (collectively, the “Board”), which efforts shall include, without limitation, soliciting proxies for the Investor’s nominee in the same manner as it does for the Company’s other nominees.  For the avoidance of doubt, the rights granted pursuant to this paragraph 1 and paragraph 2 below reaffirm, and are not in addition to, the rights granted to the Investor’s Affiliate CJA Private Equity Financial Restructuring Master Fund I L.P. (“CJA”) pursuant to that certain letter agreement dated as of August 22, 2013 by and between the Company and CJA, such that the Investor and CJA shall together have the right to designate only one Board representative (as a member of the Board pursuant to this paragraph 1 or as an observer pursuant to paragraph 2 below).  Any director nominated by the Investor and CJA pursuant to this paragraph 1 shall be entitled to indemnification rights in his or her capacity as a member of the Board pursuant to an indemnification agreement in such form as shall be agreed to between the Company and the Investor.  The Board representative of the Investor and CJA shall receive compensation from the Company equal in form and value to compensation paid to other Board members generally (such compensation to be paid as directed by the Investor).  In the event the Investor and CJA designate as their Board representative an individual who is not an employee of the Investor or CJA, the Company shall, in negotiation with the Investor, provide such individual with reasonable stock incentive compensation as the Company would customarily offer to other independent, outside directors, if any.  To facilitate the in-person attendance of the Board representative of the Investor and CJA (as a member of the Board pursuant to this paragraph 1 or as an observer pursuant to paragraph 2 below), the Company shall reimburse the Investor or CJA (or its representative, as applicable) for all reasonable travel expenses of such representative promptly upon receiving documentation thereof reasonably acceptable to the Company, up to an amount equal to $25,000 per calendar year.

2.             Board Observer Rights.  If the Investor and CJA are not represented on the Board (including during such time as regulatory approval of the person nominated by the Investor and CJA as their Board representative is pending), as long as the Investor (together with its Affiliates) beneficially owns at least 4.0% of the total capital stock of the Company, the Company shall allow a representative of the Investor and CJA to attend all meetings of the Board in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that (i) such representative shall agree to hold in confidence and trust all information so provided; (ii) the representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that access to such material or attendance at such meeting would adversely affect the attorney-client privilege between the Company or the Bank and its counsel or would conflict with applicable banking laws or regulations or if such material or meeting relates to relations or negotiations with the Investor or CJA or require the consent or non-objection of any Regulator; and (iii) such observer shall be excluded from all “executive sessions” of the board of directors if any other persons who are not members of the board of directors, other than counsel to the Company, are also excluded.  For the avoidance of doubt, such representative shall not have access to any “confidential supervisory information” (as such term or relevant similar term is defined under the regulations of any Regulator).

3.             Terms of Agreements with Other Investors.  The Company represents and warrants that it has not entered into, and does not currently intend to enter into, any agreement with any other investor that provides rights to such investor related to its investment in capital stock of the Company, other than with CJA and any such agreement as to which it has provided a copy to the Investor.   If the Company enters into any such agreement with a party that agrees to purchase capital stock issued by the Company after the date hereof, then the Company shall promptly provide a copy of any such agreement to the Investor.  As to any such agreement entered into with any other investor agreeing to purchase capital stock issued by the Company, any terms of such agreement that are more favorable to such investor than the terms of the Subscription Documents shall be added and incorporated into this letter agreement, unless the

Investor provides written notice to the Company that it elects to waive its rights to any such additional or modified terms.

4.             Capital Structure.

(a)           Exchange Rights.  The Investor shall have the right, but not the obligation, from time to time, in its sole discretion, to exchange any voting common stock held by the Investor for shares of the non-voting common stock currently authorized by the certificate of incorporation of the Company (“Non-Voting Common Stock”) in order to reduce its ownership of voting common stock of the Company to as low as 4.9% of the voting common stock of the Company on a fully-diluted basis.  Any such exchange shall be effected by way of an Exchange Agreement in form and substance substantially as set forth on Exhibit A hereto.  Any Non-Voting Common Stock of the Company held by the Investor shall, upon its transfer to any person other than the Investor, or one of its Affiliates, immediately and without any further action on the part of any person, automatically convert into voting common stock of the Company, as provided for in the provisions of the Company’s certificate of incorporation relating to the Non-Voting Common Stock, subject to compliance with the applicable requirements of the Regulators.  Any shares of Non-Voting Common Stock received by the Investor or any Affiliate of the Investor pursuant to this paragraph shall not be convertible by the Investor into shares of voting common stock or any other voting security of the Company, and any such shares shall be subject to the restrictions set forth in the provisions of the Company’s certificate of incorporation relating to the Non-Voting Common Stock, including restrictions on transfer contained therein that are intended to cause such shares to qualify as non-voting shares under the applicable requirements and policies of the Regulators.

(b)           Preemptive Rights.  If, following the consummation of the transactions contemplated by the Subscription Documents, and while the Investor (together with its Affiliates) beneficially owns at least 4.0% of the total capital stock of the Company, the Company authorizes the issuance or sale of any securities comparable or identical to the securities issued in this offering pursuant to the Subscription Documents, the Investor shall be entitled, in its sole discretion, to purchase shares of common stock at the price such securities are authorized for issuance or sale such that the Investor would maintain its percentage ownership interest in the Company’s capital stock on a fully-diluted basis, subject to compliance with the applicable requirements of the Regulators.  With respect to such rights above (the “Preemptive Rights”), the Company shall give written notice of such proposed issuance or sale (including the terms and conditions thereof) to the Investor at least thirty (30) days prior to the anticipated issuance or sale date and the Investor shall have twenty (20) days from the receipt thereof to provide the Company with notice of the exercise of its Preemptive Rights with respect to such issuance or sale.  The Preemptive Rights described herein shall not apply to the issuance of securities of the Company (i) to CJA, (ii) to employees or directors of, or consultants or advisors to, the Company or the Bank pursuant to a plan, agreement or arrangement approved by the Board, (iii) in connection with the acquisition of another company by the Company by way of merger or other reorganization or the acquisition of all or substantially all of the assets or capital stock of such company, provided that such issuances are approved by the Board, or (iv) in a transaction approved by the Board that results in a “Change of Control.”  For purposes of this letter agreement a “Change of Control” means the acquisition by any person (including, without limitation, a group of related persons within the meaning of Rule 13d-2 of the Securities Exchange Act of 1934, as amended) of (A) more than fifty percent (50%) of the outstanding capital stock of the Company, (B) all or substantially all of the assets of the Company (including without limitation the sale of more than two-thirds (2/3) of the capital stock held by the Company in the Bank), or (C) a merger of the Company with or into any person, or of any person with or into the Company, immediately after which the stockholders of the Company (as measured immediately prior to completion of the transaction) own less than a majority of the combined capital stock or membership interests of the surviving entity.   Notwithstanding the rights described herein, in all cases, the aggregate ownership percentage of the Investor and its Affiliates (including CJA) of the issued and outstanding voting securities of the Company shall not exceed 24.95%.  In addition, the total equity ownership in the Company of the Investor and its Affiliates (including CJA) shall not exceed 24.95% of the Company’s total issued and outstanding capital stock.

(c)           Avoidance of Control.  Notwithstanding anything to the contrary in this letter agreement, neither the Company nor any Company Subsidiary (as defined in the Subscription Documents) shall take any action (including any redemption, repurchase, or recapitalization of common stock, or securities or rights, options or warrants to purchase common stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for common stock in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion) that would: (i) cause the Investor’s equity of the Company (together with equity owned by the Investor’s Affiliates) to exceed 24.95% of the Company’s total equity; or (ii) cause the Investor’s or any other person’s ownership of any class of voting securities of the Company (together with the ownership by the Investor’s Affiliates of voting securities of the Company) to exceed 24.95%, in each case without the prior written consent of the Investor, or to increase to an amount that would constitute “control” under the BHC Act or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause the Investor to “control” the Company under and for purposes of the BHC Act or any rules or regulations promulgated thereunder (or any successor provisions).  Notwithstanding anything to the contrary in this letter agreement, the Investor (together with its Affiliates) shall not have the ability to purchase more than 24.95% of the Company’s total equity or exercise any voting rights of any class of securities in excess of 24.95% of the total outstanding voting securities of the Company.  In the event either the Company or the Investor breaches its obligations under this paragraph 4(b) or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other party hereto and shall cooperate in good faith with such party to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

5.             Expense Reimbursement.  The Company shall pay (a) 100% of the fees and expenses incurred by the Investor in connection with its evaluation of the Company and negotiation of the Subscription Documents (including, without limitation, legal and travel expenses), up to a total of $100,000 of such fees and expenses, and (b) 50% of the excess, if any, of the aggregate amount of all such fees and expenses that exceeds $100,000 but does not exceed $150,000, in either case regardless of whether the transactions contemplated by the Subscription

Documents are consummated promptly upon receiving documentation thereof reasonably acceptable to the Company.  The Company shall not be obligated to reimburse any portion of the aggregate amount of such fees and expenses that exceeds $150,000.  For the avoidance of doubt, the maximum amount that the Company may be required to pay pursuant to this paragraph 5 is $125,000.

6.             Registration Rights.  The Company shall provide a “shelf registration” for use by the Investor in the offer and sale of shares acquired by the Investor pursuant to the Subscription Documents, the registration statement for which shall be filed with the SEC by not later than the Filing Deadline (as defined in Section 1(a) of the Registration Rights Agreement referred to below).  In addition, the Investor shall be entitled to exercise “piggyback” registration rights to participate in the registration of shares pursuant to all registration statements proposed to be filed by the Company (except for the registration of securities (a) to be offered pursuant to an employee benefit plan on Form S-8 or pursuant to a registration made on Form S-4 or any successor forms then in effect or (b) in a transaction relating solely to the sale of debt or convertible debt instruments).  The rights and obligations of the Investor and the Company in respect of such registration rights shall be set forth in a Registration Rights Agreement in form and substance substantially as set forth on Exhibit B hereto.

7.             Regulatory Approval.  The Company and the Investor shall cooperate to obtain the appropriate approvals from the Regulators in accordance with this letter agreement and the Subscription Documents.  If necessary, the Investor shall agree to certain passivity commitments imposed by the Regulators, provided, that the terms and conditions of such commitments are customary and are not deemed by the Investor (in its sole discretion) to be unreasonable and provided, further, that the Investor shall not be required to agree to any restrictions, conditions or commitments imposed or otherwise required by any Regulator that are determined by the Investor (in its sole discretion) to be unduly burdensome.

8.             Miscellaneous.  The validity, construction and interpretation of this letter agreement and the rights and duties of the parties hereunder shall be governed by and construed in accordance with laws of the State of New York without regard to its conflicts of laws provisions.  This letter agreement (together with the Subscription Documents) constitutes the entire agreement among the parties hereto, and supersedes any and all prior representations, agreements and understandings, whether written or oral, with respect to the subject matter hereof.  This letter agreement shall not be modified, amended or waived, in whole or in part, except by written agreement of both parties.  The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.  Each of the parties hereto shall, at the request of the other party, execute, deliver and acknowledge without any consideration, such additional documents, instruments or certificates or do or cause to be done such other things as are reasonably necessary or desirable to make effective the agreements and transactions contemplated by this letter agreement.  This letter agreement may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall constitute an original and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

Very truly yours,

BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
Name: Wayne-Kent A. Bradshaw
Title: President and Chief Executive Officer

******************************************************

ACKNOWLEDGED AND AGREED:

GAPSTOW FINANCIAL GROWTH
CAPITAL FUND I LP

By:	Gapstow Financial Growth Capital GP I LLC,
its General Partner

By:	/s/ Christopher J. Acito
Name: Christopher J. Acito
Title: Managing Member

[Signature Page to Investor Rights Letter Agreement]

Exhibit A

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made as of [                      ], 20[_] by and between Broadway Financial Corporation (the “Company”), a Delaware corporation and parent company of Broadway Federal Bank, f.s.b., and [                                              ]  (“Investor”).

W I T N E S S E T H

WHEREAS, Investor owns, or has a contractual right to purchase, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, pursuant to the terms of that certain letter agreement (the “Investor Rights Agreement”) dated October 16, 2014 between the Company and Investor, Investor and its successors and assigns (collectively hereinafter referred to as “Investor”) have the right to exchange any voting common stock held by them for Non-Voting Stock (as defined in the Investor Rights Agreement), in order to effect a reduction of its or their ownership of voting securities to 4.9% of the voting securities of the Company, as determined on a fully-diluted basis; and

WHEREAS, Investor wishes to exercise its right pursuant to the Letter Agreement to exchange [                    ] shares of the Company’s Common Stock (the “Exchanged Shares”) for an equal number of shares of Non-Voting Stock (the “Replacement Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1
EXCHANGE TRANSACTION

1.1          Exchange.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Investor shall deliver to the Company the Exchanged Shares, and, in exchange therefor, the Company shall issue and deliver to Investor the Replacement Shares delivered in book entry form, registered in Investor’s name and address.

ARTICLE 2
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Investor as follows:

2.1          Organization; Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Company has all requisite corporate power to execute and deliver this Agreement, to issue and exchange the Replacement Shares for the Exchanged Shares and otherwise to carry out the provisions of this Agreement.

A-1

2.2          Authorization; Valid and Binding Obligation. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and the authorization and exchange of the Replacement Shares for the Exchanged Shares pursuant hereto has been taken.  The Replacement Shares, when issued, sold and delivered against receipt of the Exchanged Shares in accordance with the provisions of this Agreement, shall be duly and validly issued, fully paid and non-assessable. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.3          Capitalization.  The Company has disclosed to Investor in writing the capitalization of the Company that will be in effect immediately after the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company as follows:

3.1          Authorization; Valid and Binding Obligation.  Investor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. [Investor acquired such power and authority by appropriate permitted assignment from [                          ]](1)  This Agreement constitutes the valid and binding obligation of Investor, enforceable against it in accordance with its terms, assuming the due authorization, execution and delivery hereof by the Company.

3.2          Title to Shares.  Investor has valid title to the Exchanged Shares, free and clear of all liens, restrictions, proxies, voting trusts, voting agreements, encumbrances and claims of any kind.  At the Closing, the Company shall acquire valid title to and beneficial and record ownership of the Exchanged Shares being transferred by Investor pursuant to this Agreement.

ARTICLE 4
CLOSING

4.1          Closing.  The Closing of the transactions contemplated by this Agreement (“Closing”) shall take place simultaneously with the execution of this Agreement either by mail, virtually through the Internet, or at the offices of Arnold & Porter LLP, 777 South Figueroa Street, 44th Floor, Los Angeles, California, or at such other time and place as may be mutually agreed upon by the parties hereto.

4.2          Deliveries at the Closing.

(a)           By Investor.    At the Closing, Investor shall deliver or cause to be delivered to the Company or, if applicable, the transfer agent for the Replacement Shares, the Exchanged Shares owned by Investor free and clear of all liens, encumbrances, pledges and claims of any kind, accompanied by instruments of transfer sufficient to transfer such stock to the Company.

(1)  Include if applicable, stating name of original Investor and subsequent assignees.

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(b)           By the Company.  At the Closing, the Company shall deliver the Replacement Shares to Investor.

ARTICLE 5
 MISCELLANEOUS

5.1          Survival of Representations, Warranties and Covenants.  The representations, warranties, agreements and covenants made by each party in this Agreement shall survive execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation, audit or review made at any time by any party to this Agreement and notwithstanding the delivery of any documents, exhibits, schedules or certificates pursuant to this Agreement.

5.2          Further Assurances.  Each party will at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary to carry out the provisions and intent of this Agreement.

5.3          Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earliest of: (i) personal delivery to the party to be notified; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to each party as follows:

If to the Company:

Broadway Financial Corporation

5055 Wilshire Boulevard, Suite 500

Los Angeles, CA 90036

Attention: Wayne-Kent A. Bradshaw, President and CEO

with a copy to:

Arnold & Porter LLP

777 South Figueroa Street, 44th Floor

Los Angeles, CA 90017

Attention: James R. Walther, Esq.

If to Investor:

3

with a copy to:

5.4          Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between or among the parties with respect to such subject matter.

5.5          Expenses.  The parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated by this Agreement.

5.6          Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by each of the parties. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

5.7          Binding Effect; Assignment.  Except as otherwise provided herein, the rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other parties. Any assignment in violation of this Section 5.7 shall be void and of no force or effect.

5.8          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF signatures shall be deemed originals for all purposes.

5.9          Headings.  The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

5.10        Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties, intending to be legally bound, have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BROADWAY FINANCIAL CORPORATION

By:
Name:
Title:

[INVESTOR]

By:
Name:
Title:

5

Exhibit B

Form of Registration Rights Agreement

[Filed as separate exhibit]

B-1